Exhibit 10.3
STATE OF NORTH CAROLINA
WAKE COUNTY
LEASE MODIFICATION AGREEMENT NO. 1
     THIS LEASE MODIFICATION AGREEMENT NO. 1 (this “Agreement”) is made and entered into as of this 31st day of October, 2008 (the “Execution Date”), by and between Crescent Lakeside, LLC, a North Carolina limited liability company (“Landlord”), and Cornerstone BioPharma Holdings, Inc., a Delaware corporation authorized to conduct business in the State of North Carolina (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated May 1, 2008 (the “Lease”), pursuant to which Tenant leased approximately 14,863 square feet of office space contained in Suite 250 (the “Leased Premises”) of the building known as Crescent Lakeside II and located at 1255 Crescent Green, Cary, North Carolina 27518 (the “Building”). (The Lease is incorporated herein by reference in its entirety. Any capitalized term used and not otherwise defined herein shall have the meaning ascribed to it in the Lease.); and
     WHEREAS, the Term of the Lease set forth in Subsection 2.01(g) of the Lease is seven (7) years and four (4) months; and
     WHEREAS, the Target Commencement Date and the Target Expiration Date of the Lease were both set forth in Subsection 2.01(h) of the Lease as December 1, 2008 and March 31, 2016 respectively; and
     WHEREAS, the Leased Premises would have been ready for occupancy on November 1, 2008, had it not been for Tenant delay in the construction of the Tenant Improvements to the Leased Premises, and because the delay in completion is the result of Tenant delays, the parties want to document the completion prior to the receipt of a certificate of occupancy and Tenant’s right to occupy the Leased Premises; and
     WHEREAS, pursuant to Section 3.01 of the Lease (Term), it is the desire of Landlord and Tenant to set forth the formal Commencement Date and the actual Expiration Date of the Lease upon the terms and conditions contained herein (the actual Commencement Date will automatically be the day after the date that the Leased Premises are deemed substantially complete as defined in the Lease and evidenced by the receipt of a permanent or temporary certificate of occupancy),
     NOW, THEREFORE, in consideration of the premises, rent, mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant further agree as follows:
     1. Term. The Term of the Lease shall be extended for one (1) additional month due to the one (1) month increase in the abated Base Rent period, Therefore, Subsection 2.01(g) of the Lease (Term) is hereby amended by changing the number “4” next to the word “Months” to the number “5” (so that the entire Term of the Lease is seven (7) years and five (5) months).

     2. Formal Commencement Date and Expiration Date. Effective as of the Execution Date, Subsection 2.01(h) of the Lease is hereby amended by setting forth the formal Commencement Date of the Lease as November 1, 2008 (with the actual Commencement Date occurring after substantial completion and upon the receipt of a certificate of occupancy) and the Expiration Date of the Lease shall remain as March 31, 2016. Tenant’s right to occupy the Leased Premises shall not be granted as of the formal Commencement Date, but shall be granted as of the actual Commencement Date.
     3. Base Rent. Effective as of the formal Commencement Date, Subsection 2.01(d) of the Lease (Base Rent) is hereby amended by substituting the Base Rent chart below for the Base Rent chart currently set forth in the Lease:

Full		Price Per
Month(s)		Square		Annual (or for
of the		Foot, per	Square	time period	Monthly Base
Term	Date(s)	annum	Feet	noted) Base Rent	Rent
Landlord and Tenant specifically acknowledge and agree that the Base Rent set forth below shall be adjusted by Landlord’s obligation to pay Tenant the Base Rent abatement (defined in Section 4.01)
1 through 3	11/1/08 through 1/31/09	$0.00	14,863	$0.00	$0.00
		($23.25/SF Base Rent abated)		($23.25/SF Base Rent abated)	($23.25/SF Base Rent abated)
4 through 15	2/1/09 through 1/31/10	$23.25	14,863	$345,564.72	$28,797.06
16 through 27	2/1/10 through 1/31/11	$23.83	14,863	$354,185.28	$29,515.44
28 through 39	2/1/11 through 1/31/12	$24.43	14,863	$363,103.08	$30,258.59
40 through 51	2/1/12 through 1/31/13	$25.04	14,863	$372,169.56	$31,014.13
52 through 63	2/1/13 through 1/31/14	$25.67	14,863	$381,533.16	$31,794.43
64 through 75	2/1/14 through 1/31/15	$26.31	14,863	$391,045.56	$32,587.13
76 through 87	2/1/15 through 1/31/16	$26.96	14,863	$400,706.52	$33,392.21
88 through 89	2/1/16 through 3/31/16	$27.63	14,863	$68,444.12	$34,222.06
				(for 2 months)
     4. Affirmation of Lease. Except as expressly modified herein, the original terms and conditions of the Lease shall remain in full force and effect.
     5. Binding Agreement. Upon execution by Tenant, this Agreement shall be binding upon Tenant, its legal representatives and successors, and, to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns. Upon execution by Landlord, this Agreement shall be binding upon Landlord, its legal representatives, successors and assigns. This Agreement shall inure to the benefit of Landlord and Tenant, and their respective representatives, successors and permitted assigns.
     6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

LANDLORD:

Crescent Lakeside, LLC, a North Carolina limited liability company

By:	Capital Associates Management, LLC, a North Carolina limited liability company, Manager

	By:	/s/ Frank P. Baird Frank P. Baird, Delegate Manager

TENANT:

Cornerstone BioPharma Holdings, Inc., a Delaware corporation

By:	/s/ Chenyqua Baldwin
Name:	Chenyqua Baldwin
Title:	VP – Finance